Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Ucommune International Ltd. on Form S-8 [FILE NO. 333-254072], Form S-8 [FILE NO. 333-267017], Form F-3 [FILE NO. 333-257664] and Form F-3 [FILE NO. 333-266899] of our report dated April 25, 2023, which includes an explanation paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Ucommune International Ltd. as of December 31, 2021 and 2022 and for the years ended December 31, 2020, 2021 and 2022 appearing in the Annual Report on Form 20-F of Ucommune International Ltd. for the year ended December 31. 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

April 25, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com